EXHIBIT 10.27

VIA HAND DELIVERY

June 10, 1999

Les Dace
11211 Quivas Loop
Westminster, Colorado 80234

Les:

Pursuant to our discussions, this letter describes the details of your employment and changes in responsibilities effective 6/15/1999:

Title:              Vice Chairman / Board of Directors

Reporting to:       John Esposito, CEO

Responsibilities:  *Execute the duties as the Director of Pharmacy Operations per the attached job description, which *includes full responsibility and authority to execute those duties, Additionally, in order to meet the issues and challenges that arise, I expect your availability during normal business hours Monday through Friday, with travel during nonbusiness hours. The exception would be your travel to Kansas City on Monday mornings, but it is preferable that you travel back to Denver on either Thursday or Friday nights.

                    o    Maintain responsibilities for:
                    1)   Y2K
                    2)   Revenue Recognition and Reporting
                    3)   Sales Forecasting
                    4)   International Sales

                    You will not be expected to be part of the due diligence team should it be revived.

Compensation:       Your base salary will be $120,000 annualized, paid 'in
                    bi-weekly installments.

                    This increase will be effective 6-15-99, concurrent with the change in your responsibilities.

                    You will retain the $500 per month car allowance previously allowed.

                    The Company will continue to pay all of your reasonable expenses as incurred in the performance of your duties.


Additional Incentive Compensation:

                    You will be paid the `special projects' bonus "in full" amounting to $55,000, on or before 7-31-99

                    The Corporate Earnings portion of your FY'99 bonus, based on EPS attainment (per your agreement dated 12-25-98) will be paid within 15 days of Mediware filing its 10-KSB with the SEC for FY'99.

                    All previously granted Mediware stock options will continue to be 'in effect with existing terms, conditions and vesting privileges

                    20 company paid vacation days per year

                    All employee benefits offered by Mediware

FY '2000
Bonus Structure

                    You win be paid $2,500 for each hospital 'go-live' that happens after you assume your new role. This will be paid at the end of each quarter in which the 'go-live' happens.

                    You will retain the same bonus target for Corporate EPS attainment as described "in your agreement dated 12-25-98, payable within 15 days of Mediware filing its 10-KSB with the SEC for FY'2000.

                    $5,000 per item for the completion and/or substantial progress of each of the four special projects that you retain, payable at the end of the fiscal year.

Other Elements of Your Employment

                    In the case of a 'change in control' transaction resulting in the purchase of substantially all Mediware Information Systems assets or equity, or should your employment be terminated for any reason other than 'for cause', the Company will pay 3 months in salary and benefits continuation effective on your termination date.

                    In the event that you are released from the company (for any reason other than cause), all bonus elements that are due shall be paid on a pro-rata basis. In the event that you are released from the company (for any reason other than cause), or should you leave on your own volition, you will have up to ninety days to purchase any unexercised stock options that have vested during your employment.

          By accepting this offer, you agree to honor the terms and conditions of the enclosed document entitled "Employee Agreement." As a matter of policy, I am required to state that nothing in this letter implies an employment contract. The Company employs all employees on an at-will basis.

          I am very pleased you are up for the challenge and have agreed to assume these new responsibilities. I was extremely impressed with your commitment that you would "fix, clean up, and put on track WORx implementations. period..." in your June 8th e-mail to me. Your efforts, energy and talent are appreciated.

Very truly yours,                    I agree to the terms and conditions of this
Mediware Information Systems         agreement as outlined.


/s/ John Esposito                    /s/ Les Dace
---------------------------          -------------------------
John Esposito                        Les Dace
President and CEO                    Vice Chairman / Board of Directors

Enclosure
cc:  Lawrence Auriania
     Human Resources